Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Altus Pharmaceuticals Inc. for the registration of common stock, preferred stock, warrants, debt securities and units and to the incorporation by reference therein of our reports dated March 9, 2009, with respect to the consolidated financial statements of Altus Pharmaceuticals Inc., and the effectiveness of internal control over financial reporting of Altus Pharmaceuticals Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 17, 2009